                                                                              NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2013
SECOND QUARTER FINANCIAL RESULTS

• Sales and Earnings Decline due to Continued Weakness in Pressure Pumping Sector
• Generated $10 Million of Operating Cash Flow in the Quarter
• Balance Sheet Remains Strong

RACINE, WISCONSIN—January 22, 2013—Twin Disc, Inc. (NASDAQ: TWIN) today reported financial results for the fiscal 2013 second quarter ended December 28, 2012.

Sales for the fiscal 2013 second quarter were $72,325,000, down from a record $82,941,000 for the same period last year. Year-to-date, sales were $141,118,000, compared to the record $164,271,000 for the fiscal 2012 first half.  The decrease in sales was primarily the result of lower demand from customers in the pressure pumping sector of the North American oil and gas market.  Offsetting weakness in this market was higher demand from customers in the North American and Asian commercial marine markets.  Sales to customers serving the global mega yacht market remained at historical lows in the quarter, while demand remained steady for equipment used in the airport rescue and fire fighting (ARFF), and military markets.

Gross margin for the fiscal 2013 second quarter was 30.8 percent, compared to 35.6 percent in the fiscal 2012 second quarter and 28.2 percent in the fiscal 2013 first quarter.  The anticipated year-over-year decline in the fiscal 2013 second quarter gross margin was the result of lower sales volumes and a less profitable mix of business.  Year-to-date, gross margin was 29.6 percent, compared to 36.7 percent for the fiscal 2012 first half.

For the fiscal 2013 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 23.2 percent, compared to 24.2 percent for the fiscal 2012 second quarter.  ME&A expenses decreased $3,327,000 versus the same period last fiscal year.  Stock-based compensation expense decreased $2,416,000 versus the prior year’s second fiscal quarter.  In addition, the annual bonus expense decreased approximately $1,029,000 versus the prior year’s second fiscal quarter.

Year-to-date, ME&A expenses, as a percentage of sales, were 23.7 percent, compared to 21.9 percent for the fiscal 2012 first six months.  For the fiscal 2013 first half, ME&A expenses decreased $2,616,000 versus the same period last fiscal year.  Stock based compensation expense in the fiscal 2013 first half of $923,000 decreased $1,483,000 versus the same period a year ago.  In addition, the annual bonus expense decreased approximately $1,870,000 versus the prior fiscal year’s first six months.  The net remaining increase in ME&A expenses for the first half of fiscal 2013 primarily relates to increased research and development activities, wage inflation and additional headcount.

The effective tax rate for the first half of fiscal 2013 is 38.3 percent, which is slightly higher than the prior year rate of 35.5 percent.  The current year rate is somewhat inflated due to the non-deductibility of the losses in certain foreign jurisdictions during the first half due to an ongoing valuation allowance determination.  In addition, the Company recorded the favorable impact of an IRS audit settlement in the quarter ($360,000), along with an additional reserve for uncertain tax positions ($245,000).  Adjusting for these discrete items, the rate would have been approximately 34.3 percent.  The favorable impact of the recently extended research and development tax credit will be recorded in the third fiscal quarter, as it was signed January 2, 2013.  The Company estimates the favorable impact of this item to be approximately $500,000.

Net earnings attributable to Twin Disc for the fiscal 2013 second quarter were $3,360,000, or $0.29 per diluted share, compared to $5,840,000, or $0.50 per diluted share, for the fiscal 2012 second quarter. Year-to-date, net earnings attributable to Twin Disc were $4,591,000, or $0.40 per diluted share, compared to $15,496,000, or $1.34 per diluted share for the fiscal 2012 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $8,217,000 for the fiscal 2013 second quarter, compared to $12,344,000 for the fiscal 2012 second quarter.  For the fiscal 2013 first half, EBITDA was $13,483,000, compared to $30,116,000 for the fiscal 2012 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “As we stated last quarter, our fiscal 2013 results will be challenged by a decline in market activity in North America for our pressure pumping transmissions.  Despite the lack of demand from this market, we were able to keep second quarter margins above 30 percent and maintain our overall profitability.  This is a testament to our end market and geographic diversity, and flexible manufacturing operations.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Our balance sheet and liquidity continued to improve during the fiscal 2013 second quarter despite elevated inventory levels.  We generated $12,092,000 in cash from operations in the first half of fiscal 2013, which increased our overall cash position to $20,570,000 at December 28, 2012 from $15,701,000 at June 30, 2012.  Total debt net of cash was $13,424,000 at December 28, 2012, compared to $16,444,000 at June 30, 2012, and $23,118,000 at December 30, 2011.  On November 19, 2012, the Company and our European subsidiary entered into a $15,000,000 multi-currency revolving Credit Agreement with Wells Fargo Bank.  This agreement provides our global operations with greater borrowing flexibility.

“During the three month period ended December 28, 2012, we repurchased 185,000 shares of our common stock at an average price of $16.59 per share for a total cost of $3,069,000.  We have 315,000 shares remaining under our authorized stock repurchase plan.  Capital expenditures through the first six months of fiscal 2013 were $3,529,000 and we anticipate investing approximately $10,000,000 in capital expenditures this fiscal year.”

Mr. Batten continued: “Our six-month backlog at December 28, 2012 was $68,230,000, compared to $82,434,000 at September 28, 2012 and $148,549,000 at December 30, 2011.  The decline in backlog reflects continued weakness in demand from the North American oil and gas market.  While the near-term outlook is going to be more challenging than originally expected, we continue to anticipate a recovery in 7500 and 8500 pressure pumping transmissions sales in fiscal 2014, which will be augmented by growing demand from customers in the commercial marine, industrial, legacy military and ARFF markets.  We are optimistic that we are well positioned to capitalize on longer-term trends in all our end markets.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, January 22, 2013. To participate in the conference call, please dial 877-941-1427 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. January 22, 2013, until midnight January 29, 2013. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4589280.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link.  The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Six Months Ended
	28-Dec 2012	30-Dec 2011(*)	28-Dec 2012	30-Dec 2011(*)

Net sales	$72,325	$82,941	$141,118	$164,271
Cost of goods sold	50,014	53,379	99,391	103,941
Gross profit	22,311	29,562	41,727	60,330

Marketing, engineering and
administrative expenses	16,770	20,097	33,390	36,006
Earnings from operations	5,541	9,465	8,337	24,324
Interest expense	329	381	635	740
Other (income) expense, net	(22)	(150)	105	(544)
Earnings before income taxes and noncontrolling interest	5,234	9,234	7,597	24,128
Income taxes	1,815	3,385	2,912	8,569

Net earnings	3,419	5,849	4,685	15,559
Less: Net earnings attributable to
noncontrolling interest, net of tax	(59)	(9)	(94)	(63)
Net earnings attributable to Twin Disc	$3,360	$5,840	$4,591	$15,496

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.30	$0.51	$0.41	$1.36
Diluted earnings per share attributable to Twin Disc common shareholders	$0.29	$0.50	$0.40	$1.34

Weighted average shares outstanding data:
Basic shares outstanding	11,366	11,429	11,368	11,411
Diluted shares outstanding	11,434	11,572	11,441	11,555

Dividends per share	$0.09	$0.08	$0.18	$0.16

Comprehensive income:
Net earnings	$3,419	$5,849	$4,685	$15,559
Other comprehensive income (loss): Foreign currency translation adjustment	2,130	(6,258)	3,394	(8,533)
Benefit plan adjustments, net	652	411	1,320	885
Comprehensive income	6,201	2	9,399	7,911
Comprehensive income attributable to noncontrolling interest	(59)	(9)	(94)	(63)
Comprehensive income (loss) attributable to Twin Disc	$6,142	$(7)	$9,305	$7,848

(*) Includes revisions to correct previously reported amounts.  The Company’s review of its reserve for uncertain tax positions identified errors that affected prior periods.  The effect of the errors was not material to any previously issued financial statements, however, the cumulative effect of correcting the errors in the current year would have been material to fiscal year 2013.  Therefore, the Company revised its prior period financial statements.  As part of this revision, the Company recorded other previously disclosed out-of-period adjustments, which were immaterial, in the periods in which the errors originated.  The aggregate impact was to decrease net earnings for the three months ended December 30, 2011 by $17,000 and increase net earnings for the six months ended December 30, 2011 by $58,000.

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended		Six Months Ended
	28-Dec 2012	30-Dec 2011(*)	28-Dec 2012	30-Dec 2011(*)
Net earnings attributable to Twin Disc	$3,360	$5,840	$4,591	$15,496
Interest expense	329	381	635	740
Income taxes	1,815	3,385	2,912	8,569
Depreciation and amortization	2,713	2,738	5,345	5,311
Earnings before interest, taxes, depreciation and amortization	$8,217	$12,344	$13,483	$30,116

(*) Includes revisions to previously reported amounts.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	December 28,	June 30,
	2012	2012	(*)
ASSETS
Current assets:
Cash	$20,570	$15,701
Trade accounts receivable, net	38,465	63,438
Inventories, net	118,298	103,178
Deferred income taxes	4,555	3,745
Other	11,200	11,099

Total current assets	193,088	197,161

Property, plant and equipment, net	65,737	66,356
Goodwill, net	13,267	13,116
Deferred income taxes	13,109	14,335
Intangible assets, net	4,794	4,996
Other assets	9,581	7,868

TOTAL ASSETS	$299,576	$303,832

Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,697	$3,744
Accounts payable	24,367	23,550
Accrued liabilities	32,736	39,331

Total current liabilities	60,800	66,625

Long-term debt	30,297	28,401
Accrued retirement benefits	60,223	64,009
Deferred income taxes	3,816	3,340
Other long-term liabilities	3,291	4,948

Total liabilities	158,427	167,323

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,901	12,759
Retained earnings	186,842	184,306
Accumulated other comprehensive loss	(30,143)	(34,797)

	168,600	162,268
Less treasury stock, at cost (1,855,984 and 1,794,981 shares, respectively)	28,423	26,781

Total Twin Disc shareholders' equity	140,177	135,487

Noncontrolling interest	972	1,022
Total equity	141,149	136,509

TOTAL LIABILITIES AND EQUITY	$299,576	$303,832

(*) Includes revisions to correct previously reported amounts resulting in an increase of $777,000 to Other long-term liabilities, with an offsetting adjustment to Retained earnings.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)
	Six Months Ended
	December 28, 2012	December 30, 2011(*)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,685	$15,559
Adjustments to reconcile to net earnings to cash provided (used)
by operating activities:
Depreciation and amortization	5,345	5,311
Other non-cash changes, net	1,599	3,756
Net change in working capital, excluding cash and debt, and other	463	(28,215)
Net cash provided (used) by operating activities	12,092	(3,589)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(3,529)	(6,893)
Proceeds from sale of fixed assets	35	72
Other, net	(293)	(293)
Net cash used by investing activities	(3,787)	(7,114)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	42	-
Principal payments of notes payable	(93)	(52)
Proceeds from long-term debt	1,892	12,122
Proceeds from exercise of stock options	189	169
Dividends paid to shareholders	(2,055)	(1,828)
Dividends paid to noncontrolling interest	(204)	(130)
Acquisition of treasury stock	(3,069)	-
Excess tax benefits from stock compensation	1,276	535
Other	(1,700)	(185)
Net cash (used) provided by financing activities	(3,722)	10,631

Effect of exchange rate changes on cash	286	(1,474)

Net change in cash	4,869	(1,546)

Cash:
Beginning of period	15,701	20,167

End of period	$20,570	$18,621

(*) Includes corrections to previously reported amounts, resulting in a reclassification within Net cash used by operations.

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